UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2017

Creative Medical Technology Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-53500	87-0622284
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2017 W Peoria Avenue, Phoenix, AZ 85029
(Address of principal executive offices)

Registrant’s telephone number, including area code: (602) 680-7439

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On May 17, 2017, StemSpine, LLC (“StemSpine”), a newly formed Nevada limited liability company and wholly owned subsidiary of Creative Medical Technologies, Inc. (“CMT”), the wholly owned subsidiary of Creative Medical Technology Holdings, Inc. (the “Company”), entered into a Patent Purchase Agreement dated May 17, 2017 (the “Agreement”), with Creative Medical Holdings, Inc. (“CMH”), the parent of the Company. Under the terms of the Agreement, StemSpine acquired U.S. Patent No. 9,598,673 covering use of various stem cells for treatment of lower back pain (the “Patent”). The inventors of the Patent were Thomas Ichim, PhD and Amit Patel, MD, each a director of the Company, CMT, and CMH, and Annette Marleau, PhD, a Senior Vice-President of the Company and a senior officer of CMT and CMH. The managers of StemSpine are Timothy Warbington, Donald Dickerson, and CMH. The Patent was issued on March 21, 2017.

On or before June 29, 2017, StemSpine has agreed to pay CMH $100,000 for the Patent. Under the terms of the Agreement, StemSpine has also agreed for a period of five years from the date of the first sale of any product derived from the Patent to make royalty payments of 5% from gross sales of such products. StemSpine has also agreed to pay royalties of 50% of sale price or ongoing payments from third parties for licenses granted under the Patent to third parties. In addition, StemSpine has agreed to make progress payments under the Agreement determined by whether the technology represented by the Patent is tested by use of autologous cells or allogenic cells. In the case of pursuit of the technology using autologous cells, StemSpine has agreed to pay CMH $100,000 upon the signing of an agreement with a university for the initiation of an IRB clinical trial; and $200,000 upon completion of the clinical trial. In the event StemSpine determines to pursue the technology using allogenic cells, StemSpine has agreed to pay CMH $100,000 upon the filing for IND with the FDA; $200,000 upon the dosing of the first patient in Phase 1-2 clinical trial; and $400,000 upon the dosing of the first patient in Phase 3 clinical trial. In each case, except for the initial payment of $100,000 on or before June 29, 2017, StemSpine has the option to make these payments in cash or in shares of the Company’s common stock at a 30% discount to the market price of the stock at the time of the transaction. The parties to the Agreement have agreed that in no event will the aggregate royalty payments under the Agreement exceed $2,500,000.

StemSpine has agreed to maintain books and records, and furnish reports to CMH, sufficient to validate the payments due under the Agreement. The Agreement also contains representations and warranties by CMH as to the sole ownership and interest in the Patent at the time of transfer and as to other matters customary to a transaction of this nature.

Item 8.01	Other Events

Press Release

On May 18, 2017, the Company issued a press release announcing the acquisition of the Patent disclosed in Item 1.01 above.

The press release, furnished as Exhibit 99.1 to this Form 8-K, may contain forward-looking statements. Such forward-looking statements are based on information presently available to the Company’s management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and subsequent reports filed by the Company with the Commission. For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by the Company by filing reports with the Commission, through the issuance of press releases or by other methods of public disclosure.

10b5-1 Plan

On May 15, 2017, CMH, the parent of the Company, both of which are controlled by Timothy Warbington, entered into a trading plan in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, to sell up to 750,000 shares of common stock of the Company at prevailing market prices, subject to specified minimum price thresholds. Shares will be sold under the plan on the open market over the period of time and according to the other parameters set forth under the trading plan. The plan has a trading period that begins not sooner than May 30, 2017.

Rule 10b5-1 allows persons, when they are not in possession of material nonpublic information, to adopt written, prearranged trading plans to sell securities under specified conditions. Rule 10b51 trading plans are permitted under the Company’s insider trading policy, and, to the extent required, transactions under the trading plan will be disclosed publicly through Form 144, Schedule 13D, and/or Form 4 filings with the Securities and Exchange Commission.

The Company does not undertake to report 10b5-1 plans that may be adopted by any officers or directors in the future, or to report any modification or termination of any trading plan, whether or not the plan was publicly announced, except to the extent required by law.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release dated May 18, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Creative Medical Technology Holdings, Inc.

Date: May 18, 2017	By:	/s/ Timothy Warbington
Timothy Warbington, Chief Executive Officer

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